Exhibit 10.12

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement is made and entered into as of the Date of the Award indicated below pursuant to the terms of the 2003 Stock Incentive Plan of Cowlitz Bancorporation (the “Company”) dated March 26, 2003 (the “Plan”) by and between the Company and the person named below as the Recipient.

The “Recipient”

Number of Shares of the Company’s
Common Stock Awarded	(the “Award Shares”)

“Date of the Award”

Fair Market Value per Share on Date of the Award	$_________

Repurchase Price per unvested Award Share	$0.001

“Vesting Schedule”	As set forth on the attached
Vesting Schedule Addendum

The Company hereby awards to the Recipient and the Recipient hereby accepts a Restricted Stock Grant of the number of shares of Common Stock of the Company specified above as the Award Shares. This Restricted Stock Grant is being made as part of the Recipient’s compensation package without the payment of any consideration other than the Recipient’s services.

The terms and conditions of this Restricted Stock Grant are set forth on the following pages of this Restricted Stock Agreement (including all addendums that may be attached hereto) and are, in each instance, subject to the terms and conditions of the Plan. Unless otherwise defined herein, capitalized terms used in this Restricted Stock Agreement shall have the meanings as defined in the Plan.

COWLITZ BANCORPORATION:	RECIPIENT:

By:
Its:
(print name)

Restricted Stock Agreement

Terms and Conditions

1.	Issuance and Delivery of Share Certificates Representing Award Shares.

1.1. Issuance of Share Certificate Representing Award Shares. As soon as is practicable after the Date of the Award, the Company will issue one or more stock certificates representing the Award Shares covered by this Restricted Stock Agreement. This stock certificate will be issued either in the name of the Recipient or in the name of a party acting as administrator for the Plan and noted that the certificate is for the benefit of the Recipient. However, if any law or regulation requires the Company to take any action with respect to the issuance of the Award Shares, including, without limitation, actions that may be required for compliance with federal and state securities laws or the listing requirements of any stock exchange upon which the Company’s Common Stock is then listed, then the date of delivery of the Award Shares may be extended for the period necessary to take such action. The Recipient shall only become the holder of the Award Shares when the issuance of the Award Shares is reflected on the Company’s stock transfer record.

1.2. Legends on Share Certificates and Escrow of Award Shares. The Company may place a restrictive legend on any share certificate representing some or all of the Award Shares, may give stop transfer instructions to the Company’s transfer agent and may place such stock certificates in escrow with the Company or an agent of the Company. Only at such time and to the extent that Award Shares have become vested in accordance with the vesting schedule set forth in the Vesting Schedule Addendum attached to this Restricted Stock Agreement and all Tax Withholding with respect to such Award Shares has been paid, or adequate provision has been made for such payment, will the Company have any obligation to remove such legends, terminate such stop transfer instructions or release such Award Shares from escrow.

1.3. Rights as a Shareholder in Escrowed Award Shares Generally. Except for the restrictions on the Recipient’s right to transfer unvested Award Shares, as set forth in Section 1.4 below, and subject to the Company’s right to repurchase unvested Award Shares under certain circumstances, as provided by Section 3 below, the Recipient shall have all rights as a shareholder of the Company with respect to the Award Shares (including unvested Award Shares) from such time as the issuance of such shares is reflected on the Company’s stock transfer record until such time as the Company has a right to repurchase unvested Award Shares pursuant to Section 3 below, including the right to receive distributions with respect to the Award Shares and the right to vote the Award Shares. Notwithstanding the foregoing, instead of making payment to the Recipient, the Company shall have the right to distribute into escrow or to hold for the benefit of the Recipient any distribution (whether made in cash, securities of the Company or other property) made with respect to unvested Award Shares. Any such distributions that are not paid to the Recipient shall be subject to the same right to repurchase as provided by Section 3 with respect to the Award Shares to which they relate or are subject to the provisions of Section 1.5 after such Award Shares become vested.

1.4. Restrictions on Rights to Transfer Unvested Award Shares. The Recipient agrees for himself or herself, his or her executors, administrators and other successors in interest that none of the unvested Award Shares, nor any interest therein, may be voluntarily or involuntarily sold, transferred, assigned, donated, pledged, hypothecated or otherwise disposed of, gratuitously or for consideration prior to their vesting in accordance with the Vesting Schedule Addendum attached to this Restricted Stock Agreement without the prior written consent of the Committee, except by will or by the laws of descent and distribution upon the death of the Recipient. The Committee shall have sole discretion in determining whether or not the Award Shares are transferable within the limitations set forth above and may exercise that discretion with respect to other Awards made under the Plan to other persons without being bound to exercise that discretion in the same manner with respect to other requested transfers by the Recipient. Any purported assignment, transfer or encumbrance that does not comply with the requirements of this

Section 1.4 shall be void and unenforceable against the Company. The Company shall not be required (i) to transfer on its books any Award Shares which have been sold or transferred in violation of the provisions of this Section 1.4 or (ii) to treat as the owner of the Award Shares, or otherwise to accord voting, dividend or any other rights to, any person or entity to whom Recipient transferred or attempted to transfer the Award Shares in contravention of this Restricted Stock Agreement.

1.5. Delivery of Certificate Representing Vested Award Shares. Upon the vesting of Award Shares, the Recipient may request that a stock certificate covering such vested Award Shares be issued in the name of the Recipient and delivered in accordance with such instructions as the Recipient may reasonably request. Any such request must be in writing in such form as the Company may from time-to-time reasonably require and must be delivered to the Company’s executive offices directed to the attention of the Company’s Corporate Secretary (or such other person as the Company may designate). The Recipient hereby authorizes and irrevocably appoints the Company’s Corporate Secretary (with full power of substitution) to act as the Recipient’s attorney-in-fact to cause any certificate representing Award Shares to be split into two or more certificates all issued in the name of the Recipient for purposes of separating out vested Award Shares from those that remain unvested. The Company shall deliver such stock certificate covering such vested Award Shares as soon as is practicable following the Company’s receipt of such request, provided that the Company has received payment or provision for payment satisfactory to the Company of all Tax Withholding applicable to such vested Award Shares in accordance with Section 4 below. The Company shall not have any liability to the Recipient for any loss which the Recipient may sustain as a result of any delay in delivering shares, whether such delay is as a result of processing certificates for delivery in accordance with the Recipient’s request, any dispute as to whether or not the Award Shares requested to be delivered have indeed become vested, or any dispute as to whether or not all applicable Tax Withholding has been paid or satisfactorily provided for with respect to vested Award Shares.

2.	Vesting of Award Shares.

2.1. Vesting Schedule. The Award Shares represented by this Restricted Stock Agreement shall become “vested” in the Recipient in accordance with the vesting terms, conditions and schedule set forth in the “Vesting Schedule Addendum” attached to this Restricted Stock Agreement. Once “vested,” Award Shares will no longer be subject to the right of repurchase set forth in Section 3 of this Restricted Stock Agreement.

2.2. Effect of Unpaid Leaves of Absence. If at any time prior to all Award Shares becoming vested, the Recipient is on unpaid leave from the Company or any Subsidiary of the Company, no additional Award Shares shall vest during such unpaid leave (notwithstanding any terms to the contrary that may be contained in the Vesting Schedule Addendum) and the dates contained in the vesting schedule set forth in the Vesting Schedule Addendum (other than dates referring to fiscal years of the Company) shall be extended by the length of such unpaid leave.

2.3. Effect of Events Giving Rise to Right to Repurchase. Notwithstanding the terms of the Vesting Schedule Addendum attached to this Restricted Stock Agreement, no additional Award Shares shall vest after the date on which the Company first has a right to repurchase the unvested Award Shares in accordance with Section 3.1 below.

3.	Repurchase of Unvested Award Shares.

3.1. Repurchase Right. Each of the following events shall be a “Repurchase Event” giving rise to the right of the Company to repurchase any or all Award Shares that are unvested as of the date on which the Repurchase Event first occurred:

(i) the death of the Recipient;

(ii) the Recipient becoming Disabled;

(iii) the Recipient ceasing, for any reason, to provide services to the Company or any Subsidiary of the Company, except that a leave of absence in accordance with the Company’s sick leave, family leave or military leave policies or that otherwise is with the prior written approval of the Company or its Subsidiary and such leave continues only for so long as the Company or its Subsidiary has agreed and occurs only in accordance with the terms and conditions as have been required by the Company or its Subsidiary, in each instance as determined by the Company or its Subsidiary in its sole discretion; or

(iv) the Recipient engaging in any act of misconduct which for this purpose shall mean (a) an act of embezzlement, fraud, dishonesty, breach of fiduciary duty, violation of securities laws involving the Company, any of its Subsidiaries or any entity or person with whom the Company or any of its Subsidiaries does business, (b) nonpayment of any obligation to the Company or any Subsidiary, misappropriation or wrongful disclosure of any trade secret of the Company or any Subsidiary, (c) engaging in any conduct constituting unfair competition or inducing any entity or person with whom the Company or any of its Subsidiaries does business to discontinue or materially reduce such business with the Company or its Subsidiaries and (d) any similar conduct that materially adversely impacts or reflects on the Company. If the Recipient is accused of engaging in any such misconduct, the Recipient shall be provided the opportunity to explain the alleged conduct in writing. Any determination by the Committee as to whether or not the Recipient did engage in an act of misconduct within the meaning of this section shall be final, conclusive and binding on all interested parties.

The Company’s right to repurchase shall arise upon the first occurrence of any of the foregoing Repurchase Events and shall continue to exist unless expressly waived in writing by the Company. The Recipient understands and agrees that the Company is not under any obligation to provide the Recipient with notice of the occurrence of any Repurchase Event. After the occurrence of a Repurchase Event, the Company shall have the absolute right to withhold from the Recipient any distribution with respect to unvested Award Shares unless and until such time as the Company expressly and in writing waives its repurchase rights. Notwithstanding the foregoing, at any time after the occurrence of a Repurchase Event, by written notice delivered to the Company’s executive offices and directed to the attention of the Company’s Corporate Secretary, the Recipient may request that the Company either exercise its repurchase rights or waive such rights and, in making such request, the Recipient shall specify the event or events which gave rise to such repurchase right. If within a period of forty-five (45) days after receipt of such a request from the Recipient the Company fails to either exercise such repurchase rights or object to the Recipient’s request, the Company will be deemed to have waived the repurchase rights set forth in Section 3 as to the event or events specified in the Recipient’s notice to the Company.

3.2. Purchase Price and Payment. The per share price at which unvested Award Shares may be repurchased under this Section 3 is the Repurchase Price specified on the first page of this Restricted Stock Agreement and shall be paid to the Recipient by check in accordance with Section 3.4.

3.3. Assignment of Rights by the Company. The Company may, in its sole discretion, assign its repurchase rights under this Section 3 to any one or more persons without notice to, or the consent of, the Recipient.

3.4. Closing of the Repurchase. The repurchase of unvested Award Shares pursuant to this Section 3 will occur at the Company’s executive offices no later than ten (10) days after written notice to the Recipient of the exercise of these repurchase rights. The check for the repurchase price will be mailed to the Recipient at the Company’s last known address for the Recipient unless the Recipient is present at the closing to receive payment. The Recipient shall cease to be the shareholder of record as to the unvested Award Shares repurchased pursuant to this Section 3 as of the date of such closing except that the Recipient shall also forfeit any distributions not previously paid to the Recipient with respect to repurchased unvested Award Shares and the Company shall have the right to withhold the amount of such distributions from the payment of the repurchase price. Upon request of the Company, the Recipient shall be obligated to return to the Company any distributions received by the Recipient with respect to repurchased unvested Award Shares.

3.5. Limited Power of Attorney to Effect Repurchase of Unvested Award Shares. The Recipient hereby authorizes and irrevocably appoints the Company’s Corporate Secretary (with full power of substitution) to act as the Recipient’s attorney-in-fact to transfer the unvested Award Shares repurchased pursuant to this Section 3 on the books of the Company and to cancel or reissue a new certificate representing the repurchased Award Shares.

3.6. Status of Repurchased Award Shares. Any of the Award Shares repurchased by the Company pursuant to this Restricted Stock Agreement shall return to the status of authorized, but unissued, shares available under the Plan.

4.	Payment of Tax Withholding Amounts.

4.1. Payment of Tax Withholding Amounts. Upon the Recipient making, at the time of the Date of the Award, a valid election under Section 83(b) of the Internal Revenue Code or, in the absence of such election, upon the vesting of the Award Shares, the Recipient must pay all Tax Withholding in cash (including by check or other means of payment acceptable to the Company in its sole discretion). The Recipient may request that the Company withhold some or all of such Tax Withholding from other amounts that are or will become payable by the Company to the Recipient, but the Company may, in its sole discretion, agree to or deny such request. By accepting the Award represented by this Restricted Stock Agreement, the Recipient shall be deemed to have consented to the Company withholding the amount of any Tax Withholding from any amounts payable by the Company to the Recipient. No Award Shares will be released to the Recipient pursuant to Section 1.5 of this Restricted Stock Agreement unless and until payment or adequate provision for payment of the Tax Withholding has been made to the satisfaction of the Company. If the Company later determines that additional Tax Withholding was or has become required beyond any amount paid or provided for by the Recipient, the Recipient will pay such additional amount to the Company immediately upon demand by the Company. If the Recipient fails to pay the amount demanded, the Company may withhold that amount from any amounts payable by the Company to the Recipient.

4.2. Alternative Provisions for the Payment of Tax Withholding Amounts. The Recipient may elect to pay all or any portion of the Tax Withholding (i) by surrender of shares of Common Stock (including vested Award Shares) valued at their Fair Market Value, (ii) by the surrender of other securities of the Company in the manner specified in Section 8.4 of the Plan, or (iii) any combination of the foregoing. The Committee, at its sole discretion, may permit the Recipient to elect to pay the Tax Withholding by authorizing a duly registered and licensed broker-dealer to sell Award Shares that are vested or vesting under this Restricted Stock Agreement (or, at least a sufficient portion thereof) and instructing such broker-dealer to immediately remit to the Company a sufficient portion of the proceeds from such sale to pay the Tax Withholding.

5.	Representations, Warranties and Covenants of the Recipient.

5.1. No Right to Continued Service. The Recipient understands and agrees that nothing contained in this Restricted Stock Agreement will be construed to limit or restrict the rights of the Company or of any Subsidiary of the Company to terminate the services of the Recipient at any time, with or without cause, to change the duties of the Recipient or to increase or decrease the Recipient’s compensation. Without limiting the foregoing, the Recipient understands and agrees that the vesting of Award Shares under this Restricted Stock Agreement may be directly or indirectly subject to or conditioned upon the Recipient continuing to provide services to the Company or a Subsidiary of the Company and that the Recipient’s relationship with the Company or a Subsidiary of the Company can be terminated at any time with or without notice to the Recipient.

5.2. Tax Treatment. The Company has advised the Recipient to seek the Recipient’s own tax and financial advice with regard to the federal and state tax considerations resulting from the Recipient’s receipt of the Award Shares pursuant to this Restricted Stock Grant. The Recipient is making the Recipient’s own determination as to the advisability of making a Section 83(b) election with respect to the Award Shares covered by this Restricted Stock Grant and this Restricted Stock Agreement. The Recipient understands that the Company will report to appropriate taxing authorities the payment to the Recipient of compensation income either (i) upon the vesting of Award Shares or (ii) if the Recipient makes a timely Section 83(b) election, as of the Date of the Award. The Recipient understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this Restricted Stock Grant. With respect to Tax Withholding amounts, the Company has all of the rights specified in Section 4 of this Restricted Stock Agreement and has no obligations to the Recipient except as expressly stated in Section 4 of this Restricted Stock Agreement.

5.3. Underwriter’s Lock-up. By accepting this Restricted Stock Grant, the Recipient agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, the Recipient will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by the Recipient, provided that such restriction will not extend beyond twelve (12) months from the effective date of the registration statement filed in connection with such offering.

5.4. Disclosures. The Recipient acknowledges receipt of a copy of the Plan and certain related information and represents that the Recipient has fully reviewed the terms and conditions of the Plan and this Restricted Stock Agreement and has had an opportunity to obtain the advice of counsel prior to executing this Restricted Stock Agreement. The Recipient represents and warrants that the Recipient is not relying upon any representations, agreements or understandings of or with the Company except for those set forth in this Restricted Stock Agreement.

6.	Miscellaneous Provisions.

6.1. Binding Effect and Assignment. This Restricted Stock Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The rights and obligations of the Company under this Restricted Stock Agreement may be assigned without prior notice to or the consent of the Recipient. The rights and obligations of the Recipient under this Restricted Stock Agreement may not be assigned by the Recipient except as may be permitted by Section 1.4 of this Restricted Stock Agreement.

6.2. Amendment and Modification. This Restricted Stock Agreement may be amended, modified and supplemented only by written agreement signed by both the Recipient and the Company.

6.3. Notices. All notices or other communications pursuant to this Restricted Stock Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company executive offices to the attention of the Corporate Secretary, or if to the Recipient, to the address maintained by the personnel department, or such other address as such party shall have furnished to the other party in writing.

6.4. Governing Law and Interpretation. This Restricted Stock Agreement will be governed by the laws of the State of Washington as to all matters, including, without limitation, matters of validity, construction, effect and performance, without giving effect to rules of choice of law. This Restricted Stock Agreement hereby incorporates by reference all of the provisions of the Plan and will in all respects be interpreted and construed in such manner as to effectuate the terms and intent of the Plan. In the event of a conflict between the terms of this Restricted Stock Agreement and the Plan, the terms of the Plan will prevail. All matters of interpretation of the Plan and this Restricted Stock Agreement, including the applicable terms and conditions and the definitions of the words, will be determined at the sole and final discretion of the Committee or the Company’s Board of Directors.

6.5. Entire Agreement; Waiver. This Restricted Stock Agreement (including the Vesting Schedule Addendum attached hereto) and the Plan embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein and supersedes all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. No waiver of any provision of this Restricted Stock Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

6.6. Attorney Fees. If any suit, action or proceeding is instituted in connection with any controversy arising out of this Restricted Stock Agreement or the enforcement of any right hereunder, the prevailing party will be entitled to recover, in addition to costs, such sums as the court or arbitrator may adjudge reasonable as attorney fees, including fees on any appeal.

6.7. Specific Performance. The parties hereby acknowledge and agree that it is impossible to measure in money the damages which will be suffered by a party by reason of any breach by another party of any term of this Restricted Stock Agreement, that the Company and its common stock are unique and that a non-breaching party will suffer irreparable injury if this Restricted Stock Agreement is not specifically performed. Accordingly, the parties acknowledge that a non-breaching party shall, in addition to all other remedies available hereunder or at law, be entitled to equitable relief (including, without limitation, preliminary and permanent injunctive relief) to enforce the terms of this Restricted Stock Agreement.

6.8. Arbitration. The parties agree to submit any dispute arising under this Restricted Stock Agreement to final, binding, private arbitration in Portland, Oregon. This includes not only disputes about the meaning or performance of the Agreement, but disputes about its negotiation, drafting or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Multnomah County, Oregon Circuit Court, except that there shall be no right of de novo review in Circuit Court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Multnomah County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Multnomah County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten (10) days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses in accordance with Section 6.6 of this Restricted Stock Agreement. The arbitrator’s award may be reduced to final judgment in Multnomah County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Restricted Stock Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding.